Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 15, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Books-A-Million, Inc. on Form 10K for the year ended January 30, 2010.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Books-A-Million, Inc. on Forms S-8 (File No. 333-151694, File No. 333-135719, File No. 333-126008, File No. 333-116831, File No. 333-84822, File No. 333-34384, File No. 333-58619, File No. 33-72812 and File No. 33-86980)

/s/ GRANT THORNTON LLP

Atlanta, Georgia
April 15, 2010